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Exhibit 5

Michael Best & Friedrich LLP Attorneys at Law 100 East Wisconsin Avenue Suite 3300 Milwaukee, WI 53202-4108 Phone 414.271.6560 Fax 414.277.0656

June 7, 2005

Merge Technologies Inc.
1126 S. 70th Street
Milwaukee, WI 53214-3151

Re:
Offering of Common Stock

Gentlemen:

        Reference is made to the Registration Statement on Form S-3 being filed by you with the Securities and Exchange Commission on or about the date hereof (the "Registration Statement") relating to the issuance of up to 14,092,654 shares of common stock of Merge Technologies Incorporated (the "Company"), to be issued in the manner set forth in the Registration Statement.

        We are familiar with and have examined the Registration Statement, the articles of incorporation and bylaws of the Company and such other records and documents as we deemed appropriate. Based on our examination, we are of the opinion that:

  (a)
  The Company is a corporation, validly existing under the laws of the State of Wisconsin; and

  (b)
  Assuming that the Common Stock is issued upon the terms and in the manner set forth in the Registration Statement it will, upon issuance, be validly issued, fully paid and non-assessable (except as set forth in Wis. Stat. Section 180.0622(b) and judicial interpretations thereof).

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the Registration Statement.

Sincerely,

/s/ Michael Best & Friedrich LLP

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  Exhibit 5